EXHIBIT 21.1




                                        State of
                                     Incorporation/          Name Under Which
     Names of Subsidiaries            Organization           Business is Done
-------------------------------   -------------------  -------------------------

 1.  Camden Operating, L.P.           Delaware          Camden Operating, L.P.

 2.  Camden USA, Inc.                 Delaware              Camden USA, Inc.

 3.  Camden Development, Inc.         Delaware          Camden Development, Inc.

 4.  Camden Realty, Inc.              Delaware             Camden Realty, Inc.

 5.  Camden Builders, Inc.            Delaware            Camden Builders, Inc.